EXHIBIT 10.1
------------

World Wide Wireless Communications Group Inc
San Francisco
California USA

October 31st 2001


Mr. Michael Zwebner
Chairman
Hard Disc Cafe, Inc. Suite 704
3550 Biscayne Blvd.
Miami, Florida  33137


Dear Sir,

This letter represents a non binding Letter of Intent ("LOI") with respect to a potential acquisition / merger by World Wide Wireless Communications ("WWW"), and / of Hard Disc Cafe Inc. ("HDC").

It is the parties intent that the principal terms of the proposed transaction would be substantially as follows:

The transaction would be structured either as a merger of Hard Disc Cafe directly into WWW or into a wholly owned subsidiary of WWW. As a result of the merger(s), WWW would own, directly or indirectly through the merger subsidiary, 100% of the outstanding capital stock of Hard Disc Cafe, including all stock, options, warrants, calls, convertible notes, and any agreement, commitment or other right that would obligate Hard Disc Cafe to issue, deliver or sell such shares or grant, extend or enter into any such equity interest. The acquisition, will to the extent possible, be structured on a tax-free basis for Hard Disc Cafe, and their respective shareholders.

Consideration
-------------

WWW shall purchase all of the outstanding stock of HDC for consideration valued at $ 1.25 million through the issuance by WWW of a "Note" in the amount of $1 million due 36 months from the date of issue, and the issuance of 25 million common shares. This note shall bear interest in the amount of 10% per annum which, at WWW's option, may be paid in common stock.

HDC shareholders shall also receive rights to convert the Note into stock of WWW at predetermined terms and times which shall be negotiated and stated in the definitive agreement.

The Merger - Post Governance
----------------------------

Upon signing and execution of this Letter of intent, the WWW Board of Directors will appoint 3 new board members, which will now consist of five (5) members. Three (3) new members will be nominated by the former HDC shareholders and two
(2) current members will be nominated by WWW.

The three HDC director nominees will be Michael Zwebner, Alex Walker Jr and Curtis Orgil.

The revised by-laws of the post closing entity shall provide that the affirmative vote of at least 3 Directors be required with regard to employment matters. (e.g., terminations, bonuses and stock options for key executives)

The reconstituted Board shall appoint Michael Zwebner as Chief Executive Officer and Chairman of WWW, Alex Walker as Secretary and Curtis Orgil as Chief Financial Officer.

The definitive acquisition documents will be prepared by Foley & Lardner, counsel for WWW and will contain the usual representations and warranties of all parties.

Due Diligence Review
--------------------

Promptly following the execution of this Letter of Intent, both parties will continue to review financial, accounting and business records and the contracts and other legal documents and complete their due diligence.

Each party as a result thereof will maintain any information obtained by either party in confidence subject to the terms of the Confidentiality Agreement that will be executed by both parties on or before October 31st 2001 .

The parties will cooperate to complete due diligence expeditiously. The obligations of both parties to close shall be subject to their satisfaction with the results of their due diligence examination.

Conduct in Ordinary Course
--------------------------

In addition to the conditions discussed herein and any others to be contained in a definitive Merger Agreement (the "Merger Agreement"), consummation of the transaction would be subject to each party having conducted its business in the ordinary course during the period between the date hereof and the date of closing and there having been no material adverse change in its business, financial condition or prospects, and no change in its capital structure (other than conversion of WWW debentures).

Definitive Merger Agreement
---------------------------

All of the terms and conditions of the proposed transaction would be stated in the Merger Agreement, to be drafted by our counsel and negotiated, agreed and executed by the parties. Neither party intends to be bound by this Letter of Intent or by any oral or written statements or correspondence concerning the Merger Agreement arising during the course of negotiations, notwithstanding that the same may be expressed in terms signifying a partial, preliminary or interim agreement between the parties.

Timing
------

Both parties will use all reasonable efforts to complete and sign the Letter of Intent on or before October 31st, 2001 and to close the transaction upon receiving any necessary shareholder approval. Both parties understand that both parties have specific requirements incumbent upon themselves that must be met prior to the closing. These items may include, but are not limited to, filing of a proxy statement and the submission of the transaction to a shareholder vote.

Expenses
--------

Each party will pay their respective expenses incident to this Letter of Intent, the Merger Agreement and the transactions contemplated hereby and thereby. The termination of this Letter of Intent or any transaction contemplated hereby will not create any obligation for either party to pay the expenses of the other.

Public Announcements
--------------------

Neither party will make any announcement of the proposed transaction contemplated by this Letter of Intent prior to the execution of the Letter of Intent without the prior written approval of the other, which approval will not be unreasonably withheld or delayed. The foregoing shall not restrict in any respect either party's ability to communicate information concerning this Letter of Intent and the transactions contemplated hereby and thereby to its affiliates, officers, directors, employees and professional advisers and, to the extent relevant, to third parties whose consent is required in connection with the transaction contemplated by this Agreement, or to comply with applicable securities laws or exchange rules, or for announcements in connection with WWW's listing.

Broker's Fees
-------------

Both parties represent to each other that no brokers or finders have been employed that would be entitled to a fee by reason of the transaction contemplated by this letter of intent.

Miscellaneous
-------------

This letter shall be governed by the laws of the State of California without regard to conflicts of law principles. This letter constitutes the entire understanding and agreement between the parties hereto and their affiliates with respect to its subject matter and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written). No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the parties hereto.

This letter may be amended only by written agreement signed by the parties to be bound by the amendment. Evidence shall be inadmissible to show agreement by and between such parties to any term or condition contrary to or in addition to the terms and conditions contained in this letter. This letter shall be construed according to its fair meaning and not strictly for or against either party.

No Binding Obligation
---------------------

THIS LETTER OF INTENT DOES NOT CONSTITUTE OR CREATE, AND SHALL NOT BE DEEMED TO CONSTITUTE OR CREATE, ANY LEGALLY BINDING OR ENFORCEABLE OBLIGATION ON THE PART OF EITHER PARTY TO THIS LETTER OF INTENT. NO SUCH OBLIGATION SHALL BE CREATED, EXCEPT BY THE EXECUTION AND DELIVERY OF THE MERGER AGREEMENT CONTAINING SUCH TERMS AND CONDITIONS OF THE PROPOSED TRANSACTION AS SHALL BE AGREED UPON BY THE PARTIES, AND THEN ONLY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SUCH MERGER AGREEMENT. EITHER PARTY MAY TERMINATE THIS LETTER OF INTENT AT ANY TIME UPON WRITTEN NOTICE TO THE OTHER PARTY.

This Letter of Intent may be signed in counterparts and by facsimile copy.

The above terms are agreed to as of the 31st day of October, 2001 (signatures as required):

Worldwide Wireless                       Hard Disc Cafe, Inc.
Communications Inc.
                                                                                By:_____________________
By: /s/ Ramsey Swein                     By:
   ----------------                         ---------------------               Its:____________________

Its: Director                            Its:
    ---------------                          --------------------


By: /s/ Robert Klein                     By:
    -------------------                     ---------------------

Its: Director                            Its:
     ------------------                       -------------------

/s/ Michael Zwebner
-------------------------
Michael Zwebner
President of Hard Disc Cafe Inc.


Accepted and signed for and on behalf of

/s/ Ramsy Sweis                             /s/ Robert Klein
---------------------------------          -----------------------
Name/Director Officer                          Director/Officer
Worldwide Wireless Communications Inc.      Authorized Signatures